Exhibit 5

May 27, 2010

RC2 Corporation
1111 West 22nd Street
Oak Brook, Illinois 60523

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of RC2 Corporation, a Delaware corporation (the "Company"), on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to an additional 980,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), pursuant to the provisions of the RC2 Corporation 2005 Stock Incentive Plan, as amended and restated (the "Plan").

We have examined (1) the Registration Statement; (2) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, as amended to date; (3) the Plan; (4) the corporate proceedings relating to the adoption of the Plan, the issuance of the Shares and the organization of the Company; and (5) such other documents and records as we have deemed necessary in order to render this opinion.  In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

Based upon the foregoing, it is our opinion that the Shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

RC2 Corporation
May 27, 2010

We consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not admit that we are "experts" within the meaning of section 11 of the Act, or that we come within the category of persons whose consent is required by section 7 of the Act.

Yours very truly,

REINHART BOERNER VAN DEUREN s.c.

BY  /s/ Benjamin G. Lombard
       Benjamin G. Lombard